Filed Pursuant to Rule 433

Registration No. 333-212571

Fact Sheet | February 27, 2019 Barclays Bank PLC Approximately 3 years The S&P 500® Index (Bloomberg ticker: “SPX <Index>”), the EURO STOXX 50® Index (Bloomberg ticker: “SX5E <Index>”) and the Nikkei 225 Index (Bloomberg ticker: "NKY <Index>") (each, a 'Basket Component') 1.50 30.00%, as determined on the Initial Valuation Date and will not be less than 30.00%. Hypothetical Payment at Maturity Issuer: Tenor: Reference Assets: Upside Leverage Factor: Maximum Return: Minimum Payment at Maturity: Initial Value: Final Value: Initial Basket Level: Final Basket Level: $900.00 per $1,000 principal amount note (subject to Issuer credit risk) The Closing Value on the Initial Valuation Date for each Basket Component The Closing Value on the Final Valuation Date for each Basket Component 100 100 x [1 + (Basket Component Return of S&P 500 Index x 60.00%) + (Basket Component Return of EURO STOXX 50 Index x 20.00%) + (Basket Component Return Index of Nikkei 225 Index x 20.00%)] Selected Structure Definition Payment at Maturity: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to: If the Basket Return is greater than 0.00%, an amount calculated as follows: $1,000 + ($1,000 x lesser of (a) Basket Return x Upside Leverage Factor and (b) Maximum Return) If the Basket Return is less than or equal to 0.00% but greater than or equal to -10.00%, an amount calculated as follows: $1,000 + ($1,000 x Basket Return) If the Basket Return is less than -10.00%, an amount equal to the Minimum Payment at Maturity If the Basket Return is less than 0.00%, you may lose up to 10.00% of the principal amount of your notes. With respect to each Basket Component, an amount calculated as follows: Final Value – Initial Value Notes Basket Component Return: Initial Value With respect to each Basket Component, an amount calculated as follows: Final Basket Level – Initial Basket Level Basket Return: Initial Basket Level All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated February 27, 2019 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Payment at Maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. *Assuming the Maximum Return is set to 30.00% Initial Valuation Date: March 7, 2019Final Valuation Date: March 7, 2022 Issue Date: CUSIP/ISIN: March 12, 2019Maturity Date: 06747MGT7 / US06747MGT71 March 10, 2022 Basket Return Payment at Maturity Total Return on 50.00% $1,240.00 30.00% 40.00% $1,240.00 30.00% 30.00% $1,240.00 30.00% 20.00% $1,240.00 30.00% 10.00% $1,150.00 15.00% 5.00% $1,075.00 7.50% 0.00% $1,000.00 0.00% -5.00% $950.00 -5.00% -10.00% $900.00 -10.00% -20.00% $900.00 -10.00% -30.00% $900.00 -10.00% -40.00% $900.00 -10.00% -50.00% $900.00 -10.00% Notes Linked to a Basket of Reference Assets

Fact Sheet | February 27, 2019 Summary Characteristics of the Notes Summary Risk Considerations Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 2.25% of the principal amount of the notes, or up to $22.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. Estimated Value Lower Than Issue Price—Our estimated value of the notes on Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any Payment at Maturity, under the terms of the notes. U.K. Bail-In Power—Each holder of notes acknowledges, accepts, agrees to be the Initial Valuation Date is expected to be between $943.80 and $963.80 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential for Loss of Principal—The terms of the notes provide only for a partial bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Basket Components is return of principal, which is subject to the credit risk of the Issuer. If the Basket Return is less than 0.00%, you may lose up to 10.00% of the principal amount of your notes. Potential Return Limited to the Maximum Return—Your potential return on not an indication of the future performance of the Basket Components over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with the notes will not exceed the Maximum Return. Because the Upside Leverage Factor is equal to 1.5, assuming the Maximum Return is set to 30.00%, you would not benefit from any appreciation of the Least Performing Reference Asset beyond a Return of 20.00%, which may be significant. Performance of the Basket Components May Offset Each Other—The Basket the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There Return will be calculated on the weighted average performance of the Basket Components. The lesser performance of some Basket Components will mitigate, and may completely offset, the greater performance of other Basket Components. You may not receive a positive return at maturity even if one or more Basket Components performs positively. In addition, because the S&P 500 Index has the largest individual weight of any Basket Component, the performance of the S&P 500 Index will have a greater effect on the value of the notes than the performance of any other Basket Component. may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks di scussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747MGT7.pdf You may access the index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offerin g Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Notes Linked to a Basket of Reference Assets